ENVIRATRENDS, INC.

AMENDMENT TO EMPLOYMENT AGREEMENT

AMENDMENT TO EMPLOYMENT AGREEMENT dated August 1, 2009 by and between EnviraTrends, Inc, a Wyoming Corporation with its principal office at 1900 Main St., Suite 312, Sarasota, FL  34236 (the “Employer” or “Company”) and Russell Haraburda (“Employee”).

This is an agreement to amend the following Sections of the above referenced original Employment Agreement to read as stated below:

3.1  Salary, Benefits and Royalties:

       3.1.2  Expenses. Employer agrees to pay all of the Employee’s approved tax deductible expenses in connection with his duties as Chief Executive Officer. These expenses shall include, but not be limited to, airfare, rental car, hotel and meals associated with the production, distribution, and promotion of the Company’s products and services.

5.   Effort. Employee shall be required to devote his full time to the business. Employee shall contribute his time and skills as is reasonably necessary to promote the business in a successful and profitable manner.

These are the only changes to the original Employment Agreement and shall take affect February 1, 2010.  All else shall remain as originally agreed to.

IN WITNESS WHEREOF, the parties have executed this Agreement by their signatures or the signature of their duly authorized representatives below.

Employer	Employee

EnviraTrends, Inc.	Russell Haraburda

By: Braxton Jones	Russell Haraburda

Its: Secretary

1900 Main St., Suite 312	1900 Main St., Suite 312
Sarasota, FL 34236	Sarasota, FL 34236